Exhibit 5.2
October 1, 2010
Re:	Registration Statement on Form S-8 — The Toronto-Dominion Bank
The Toronto-Dominion Bank
P.O. Box 1
Toronto-Dominion Centre
King Street West and Bay Street
Toronto, Ontario M5K 1A2
Canada
Ladies and Gentlemen:
     We have acted as counsel to TD Bank US Holding Company, a corporation organized under the law of the State of Delaware (the “Company”), in connection with the filing of the above-referenced registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) with the Securities and Exchange Commission. The Registration Statement relates, inter alia, to the proposed offering of 300 Common Shares, without par value, of the Company, pursuant to The South Financial Group 2005 Executive and Director Deferred Compensation Plan (as Amended and Restated Effective December 31, 2008) (the “Plan”).
     In connection with this opinion letter, we have examined (i) the Plan document, (ii) the resolutions of the Compensation Committee of the Board of Directors of The South Financial Group adopting the Plan document, and (iii) such other documents, records and instruments as we have deemed appropriate for the purposes of the opinion set forth herein.
     In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

October 1, 2010
          Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein we are of the opinion that:
          1. The Plan document is designed to be a “top hat plan” under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is a plan that is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for directors and/or for a select group of management or highly compensated employees.
          2. The provisions of the Plan document comply in all material respects with the requirements of ERISA applicable to top hat plans.
          No opinion is expressed herein as to whether (i) the Plan is being operated by the Company as a top hat plan under ERISA, or (ii) the employees that the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees.
     We do not express any opinion herein concerning any law other than the federal law of the United States. We consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement.

Very truly yours, /s/ Simpson Thacher & Bartlett LLP SIMPSON THACHER & BARTLETT LLP